UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 15, 2007
(Date of earliest event reported)

TIDELANDS OIL & GAS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	0-29613	66-0549380
(State of Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1862 West Bitters Rd. San Antonio, TX  78248
(Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number: (210) 764 - 8642

________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 5.01 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2007, Tidelands Oil & Gas Corporation (the “Company”) entered into a new employment agreement with James B. Smith in his capacities as Chief Executive Officer and President. Mr. Smith was appointed Chief Executive Officer and President in December 2006. The employment agreement replaces Mr. Smith’s previous employment agreement, which was entered into when Mr. Smith was appointed Chief Financial Officer in October 2004.

Mr. Smith’s employment agreement has a term of five (5) years, with an annual cash salary of $300,000. In addition, Mr. Smith is entitled to annual stock grants with a fair market value of $1 million. Therefore, the number of shares granted to Mr. Smith each year will vary based on the Company’s stock price. Mr. Smith may also be awarded additional equity grants or cash bonuses, in the sole discretion of the Board of Directors. Mr. Smith is entitled to all employee benefits generally provided by the Company to employees. He is also entitled to four weeks paid vacation, an annual automobile allowance of $12,000, supplemental disability insurance and a life insurance policy payable to his heirs in the amount of $2 million. Mr. Smith continues to serve as Chief Financial Officer, but does not receive any additional compensation specifically for such duties. If the Company terminates Mr. Smith’s employment without cause, as defined in the employment agreement, Mr. Smith is entitled to continue to receive payment of his cash and annual equity compensation for the remainder of the five year term.

The foregoing summary of the employment agreement with Mr. Smith is qualified in its entirety by reference to the full and complete terms of the employment agreement with Mr. Smith, which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement with James B. Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TIDELANDS OIL & GAS CORPORATION

Date: April 2, 2007	By:	/s/ James B. Smith
James B. Smith
President and Chief Executive Officer

EXHIBIT INDEX
Exhibit No.	Description of Exhibit

10.1	Employment Agreement with James B. Smith